JAMES R. GILLEN
                                     Senior Vice President and General Counsel
                                     Law Department
THE PRUDENTIAL [Logo]
                                     The Prudential Insurance Company of America
                                     Prudential Plaza, Newark, NJ 07101
                                     201 877-7001


                                                                 Exhibit (9)

                                                           February 27, 1987

The Prudential Insurance Company
     of America
Prudential Plaza
Newark, New Jersey 07101

Dear Sirs:

This opinion is given in my capacity as Senior Vice President and General Counsel of The Prudential Insurance Company of America ("Prudential") in connection with the filing by Prudential of a registration statement on Form N-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940 relating to the offering and sale of group variable contracts (the "Contracts") to employers that will arrange for payroll deduction programs for individual retirement accounts. This Registration Statement will also be used for the tax-deferred annuity and public employee deferred compensation markets. The Contracts will provide for the crediting of units in the subaccounts of The Prudential Variable Contract Account-24 ("VCA-24").

I have examined or caused to be examined under my direction the law and such records and documents as I have deemed necessary to render the opinion expressed below.

In my opinion:

     1. Prudential is a corporation duly organized and existing in good standing under the laws of the State of New Jersey.

     2. VCA-24 is subject to the provisions of Chapter 28 of Title 17B of the New Jersey Revised Statutes. Said Chapter provides for the maintenance by an insurance company of a segregated portfolio of investments in a designated account, the assets and liabilities of which must at all times be distinguishable from the other investments and liabilities of the insurance company. Subject to the approval of the Commissioner of Insurance in the State of

                                      - 2 -                   February 27, 1987

New Jersey and pursuant to Section 17B:28-7 of the Revised Statutes of New Jersey, Prudential on November 10, 1986 established VCA-24 as a commingled variable contract account to be primarily invested in shares of a management investment company registered under the Investment Company Act of 1940. VCA-24 is a separate account as defined in Section 2(14) of the Act.

     3. The portion of the assets in VCA-24 equal to the reserve liability required by law will be held for the sole benefit of all variable contracts which participate in VCA-24 and will not be chargeable with liabilities arising out of any other business conducted by Prudential.

     4. When the Registration Statement has become effective and the Contracts have been issued and sold upon the terms and in the manner set forth therein and in accordance with applicable federal and state laws, the Contracts will be legal and valid obligations of Prudential, enforceable against Prudential in accordance with their respective terms. No Contract will be issued or sold before the Commissioner of Insurance of the State of New Jersey has approved the establishment of VCA-24. No Contract will impose upon the holder thereof any obligation to make any payment in addition to the payment made thereunder upon issuance thereof.

I hereby consent to the filing of this opinion as Exhibit 9 to the Registration Statement.

                                                  Very truly yours,


                                                  James R. Gillen
                                                  Senior Vice President
                                                    and General Counsel